Exhibit 99.1

CrossAmerica Partners LP Reports Second Quarter 2022 Results

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Reported Second Quarter 2022 Operating Income of $21.1 million and Net Income of $14.0 million compared to Operating Income of $8.2 million and Net Income of $4.8 million for the Second Quarter 2021
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Generated Second Quarter 2022 Adjusted EBITDA of $41.4 million and Distributable Cash Flow of $32.4 million compared to Second Quarter 2021 Adjusted EBITDA of $29.7 million and Distributable Cash Flow of $25.0 million
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Reported Second Quarter 2022 Gross Profit for the Wholesale Segment of $55.0 million compared to $44.2 million of Gross Profit for the Second Quarter 2021
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Distributed 342.8 million wholesale fuel gallons during the Second Quarter 2022 at an average wholesale fuel margin per gallon of 11.8 cents compared to 331.6 million wholesale fuel gallons at an average wholesale fuel margin per gallon of 9.2 cents during the Second Quarter 2021, an increase of 3% in gallons distributed and an increase of 28% in margin per gallon
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Reported Second Quarter 2022 Gross Profit for the Retail Segment of $34.9 million compared to $21.1 million of Gross Profit for the Second Quarter 2021
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Retail Segment sold 128.8 million retail fuel gallons during the Second Quarter 2022, including 45.1 million same store retail fuel gallons, a 2% increase compared to 44.3 million same store retail fuel gallons sold during the Second Quarter 2021
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The Distribution Coverage Ratio was 1.63 times for the three months ended June 30, 2022 and 1.48 times for the trailing twelve months ended June 30, 2022
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The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Second Quarter 2022

Allentown, PA August 8, 2022 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the second quarter ended June 30, 2022.

"CrossAmerica had another strong quarter despite a challenging fuel price environment and overall economic conditions,” said Charles Nifong, President and CEO of CrossAmerica. “Our results reflect the robustness of our operations and demonstrate the continued successful execution of our strategic plan as evident in the sustained growth and strength in our operational and financial metrics compared to prior quarters.”

Second Quarter Results

Consolidated Results

Key Operating Metrics	Q2 2022	Q2 2021
Operating Income	$21.1M	$8.2M
Adjusted EBITDA	$41.4M	$29.7M
Distributable Cash Flow	$32.4M	$25.0M
Distribution Coverage Ratio – Current Quarter	1.63x	1.26x
Distribution Coverage Ratio - TTM ended 6/30/22	1.48x	1.22x

CrossAmerica reported Operating Income of $21.1 million and Net Income of $14.0 million or earnings of $0.35 per diluted common unit for the second quarter 2022 compared to Operating Income of $8.2 million and Net Income of $4.8 million or earnings of $0.13 per diluted common unit during the same period of 2021. During the second quarter 2022, Adjusted EBITDA and Distributable Cash Flow increased by 39% and 30%, respectively, as compared to the second quarter 2021. Each metric, as well as the Distribution Coverage Ratio, benefited from the overall performance in both the wholesale and retail segments, as well as the growth of the organization as a result of the acquisition of assets from 7-Eleven during the second half of 2021.

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

Key Operating Metrics	Q2 2022	Q2 2021
Wholesale segment gross profit	$55.0M	$44.2M
Wholesale motor fuel gallons distributed	342.8M	331.6M
Average wholesale gross profit per gallon	$0.118	$0.092

During the second quarter 2022, CrossAmerica’s wholesale segment gross profit increased 24% compared to the second quarter 2021. This was driven by an increase in motor fuel gross profit resulting from a 3% increase in fuel volume distributed and a 28% increase in fuel margin per gallon. The main driver of the volume increase was the acquisition of assets from 7-Eleven. The Partnership’s wholesale fuel margin benefited from its ongoing strategic initiatives, increased volume to CrossAmerica’s company operated retail sites, higher dealer tank wagon (DTW) margins due to greater volatility in the price of crude oil and subsequent increase in fuel price volatility in the second quarter 2022 as compared to the second quarter 2021 and higher terms discounts as a result of higher fuel prices during the quarter as compared to the same period in 2021.

Retail Segment

Key Operating Metrics	Q2 2022	Q2 2021
Retail segment gross profit	$34.9M	$21.1M
Retail motor fuel gallons distributed	128.8M	89.8M
Same store retail motor fuel gallons distributed	45.1M	44.3M
Motor fuel gross profit	$9.3M	$4.9M
Same store merchandise sales excluding cigs.	$28.2M	$28.0M
Merchandise gross profit	$20.2M	$12.0M
Merchandise gross profit percentage	27.3%	26.5%

For the second quarter 2022, the retail segment generated a 66% increase in gross profit compared to the second quarter 2021 due to increased retail fuel gallons sold, higher fuel margins and higher merchandise gross profit.

The retail segment sold 128.8 million of retail fuel gallons during the second quarter 2022, a 43% increase over second quarter 2021. This increased volume resulted from the increase in company operated sites as a result of the acquisition of assets from 7-Eleven, which occurred primarily during the third quarter 2021. Same store fuel volume for the second quarter 2022 increased to 45.1 million gallons from 44.3 million gallons during the second quarter 2021, an increase of 2%. Additionally, the retail segment generated higher fuel margins for the three months ended June 30, 2022, as compared to the same period in 2021 due to the segment having a higher proportion of company operated retail locations as compared to commission agent locations than during the second quarter 2021.

CrossAmerica’s merchandise gross profit and other revenue increased due to the increase in company operated sites driven by the acquisition of assets from 7-Eleven, which occurred primarily during the third quarter 2021. Merchandise gross profit percentage increased from 26.5% to 27.3% with same store merchandise sales excluding cigarettes increasing approximately1% for the second quarter 2022 when compared to the second quarter 2021.

Divestment Activity

During the three and six months ended June 30, 2022, CrossAmerica sold five and nine properties for $2.3 million and $3.8 million in proceeds, resulting in a net gain of $0.5 million and $0.9 million, respectively.

Liquidity and Capital Resources

As of June 30, 2022, CrossAmerica had $626.6 million outstanding under its CAPL Credit Facility and $159.0 million outstanding under its JKM Credit Facility. As of August 4, 2022, after taking into consideration debt covenant restrictions, approximately $135.5 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, which excludes any pro forma EBITDA from CrossAmerica’s recent acquisition, was 4.5 times as of June 30, 2022, compared to 5.1 times as of December 31, 2021. As of June 30, 2022, CrossAmerica was in compliance with its financial covenants under the credit facilities.

Distributions

On July 21, 2022, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the second quarter 2022. As previously announced, the distribution will be paid on August 10, 2022 to all unitholders of record as of August 3, 2022. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on August 9, 2022 at 9:00 a.m. Eastern Time to discuss second quarter 2022 earnings results. The conference call numbers are 866-374-5140 or 404-400-0571 and the passcode for both is 77652712#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$3,572	$7,648
Accounts receivable, net of allowances of $542 and $458, respectively	48,456	33,331
Accounts receivable from related parties	1,194	1,149
Inventory	56,770	46,100
Assets held for sale	4,649	4,907
Other current assets	20,804	13,180
Total current assets	135,445	106,315
Property and equipment, net	745,594	755,454
Right-of-use assets, net	164,934	169,333
Intangible assets, net	100,232	114,187
Goodwill	99,409	100,464
Other assets	29,794	24,389
Total assets	$1,275,408	$1,270,142

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$5,575	$10,939
Current portion of operating lease obligations	35,212	34,832
Accounts payable	87,730	67,173
Accounts payable to related parties	7,581	7,679
Accrued expenses and other current liabilities	21,121	20,682
Motor fuel and sales taxes payable	21,325	22,585
Total current liabilities	178,544	163,890
Debt and finance lease obligations, less current portion	788,199	810,635
Operating lease obligations, less current portion	135,328	140,149
Deferred tax liabilities, net	9,505	12,341
Asset retirement obligations	46,212	45,366
Other long-term liabilities	46,533	41,203
Total liabilities	1,204,321	1,213,584

Commitments and contingencies

Preferred membership interests	24,993	—

Equity:
Common units—37,912,710 and 37,896,556 units issued and outstanding at June 30, 2022 and December 31, 2021, respectively	32,412	53,528
Accumulated other comprehensive income	13,682	3,030
Total equity	46,094	56,558
Total liabilities and equity	$1,275,408	$1,270,142

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating revenues (a)	$1,475,033	$859,334	$2,568,244	$1,516,618
Cost of sales (b)	1,386,088	794,240	2,400,469	1,396,656
Gross profit	88,945	65,094	167,775	119,962

Operating expenses:
Operating expenses (c)	42,216	31,070	84,325	60,473
General and administrative expenses	5,680	6,876	12,163	14,526
Depreciation, amortization and accretion expense	19,919	19,583	40,194	37,614
Total operating expenses	67,815	57,529	136,682	112,613
(Loss) gain on dispositions and lease terminations, net	(58)	597	(302)	(51)
Operating income	21,072	8,162	30,791	7,298
Other income, net	102	204	232	292
Interest expense	(7,321)	(3,870)	(13,982)	(7,367)
Income before income taxes	13,853	4,496	17,041	223
Income tax benefit	(113)	(293)	(1,972)	(599)
Net income	13,966	4,789	19,013	822
Accretion of preferred membership interests	563	—	563	—
Net income available to limited partners	$13,403	$4,789	$18,450	$822

Basic and diluted earnings per common unit	$0.35	$0.13	$0.49	$0.02

Weighted-average limited partner units:
Basic common units	37,912,710	37,874,868	37,906,463	37,872,079
Diluted common units	37,957,434	37,905,010	37,951,466	37,902,225

Supplemental information:
(a) includes excise taxes of:	$71,601	$50,047	$138,460	$93,753
(a) includes rent income of:	20,849	20,862	41,476	41,334
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,945	6,031	11,786	11,944
(c) includes rent expense of:	3,801	3,265	7,509	6,461

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$19,013	$822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	40,194	37,614
Amortization of deferred financing costs	1,370	521
Credit loss expense	88	32
Deferred income tax benefit	(2,836)	(921)
Equity-based employee and director compensation expense	954	754
Loss on dispositions and lease terminations, net	302	51
Changes in operating assets and liabilities, net of acquisitions	(4,426)	2,141
Net cash provided by operating activities	54,659	41,014

Cash flows from investing activities:
Principal payments received on notes receivable	66	85
Proceeds from sale of assets	3,793	5,600
Capital expenditures	(16,403)	(21,911)
Cash paid in connection with acquisitions, net of cash acquired	(1,885)	(4,166)
Net cash used in investing activities	(14,429)	(20,392)

Cash flows from financing activities:
Borrowings under revolving credit facilities	57,600	57,000
Repayments on revolving credit facilities	(61,620)	(36,399)
Borrowings under the Term Loan Facility	1,120	—
Repayments on the Term Loan Facility	(24,600)	—
Net proceeds from issuance of preferred membership interests	24,430	—
Payments of finance lease obligations	(1,337)	(1,287)
Payments of deferred financing costs	(6)	—
Distributions paid on distribution equivalent rights	(93)	(63)
Distributions paid on common units	(39,800)	(39,765)
Net cash used in financing activities	(44,306)	(20,514)
Net increase in cash and cash equivalents	(4,076)	108

Cash and cash equivalents at beginning of period	7,648	513
Cash and cash equivalents at end of period	$3,572	$621

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Gross profit:
Motor fuel–third party	$19,034	$18,529	$35,219	$34,052
Motor fuel–intersegment and related party	21,467	11,961	38,086	17,690
Motor fuel gross profit	40,501	30,490	73,305	51,742
Rent gross profit	12,646	12,973	24,985	25,466
Other revenues	1,807	729	3,593	1,863
Total gross profit	54,954	44,192	101,883	79,071
Operating expenses	(10,690)	(10,948)	(20,762)	(20,922)
Operating income	$44,264	$33,244	$81,121	$58,149
Motor fuel distribution sites (end of period): (a)
Motor fuel–third party
Independent dealers (b)	637	675	637	675
Lessee dealers (c)	645	651	645	651
Total motor fuel distribution–third party sites	1,282	1,326	1,282	1,326
Motor fuel–intersegment and related party
Commission agents (Retail segment) (c)	199	202	199	202
Company operated retail sites (Retail segment) (d)	253	152	253	152
Total motor fuel distribution–intersegment and related party sites	452	354	452	354
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,289	1,328	1,295	1,333
Motor fuel-intersegment and related party distribution	454	353	454	355
Total motor fuel distribution sites	1,743	1,681	1,749	1,688
Volume of gallons distributed (in thousands)
Third party	214,413	242,392	418,328	456,100
Intersegment and related party	128,425	89,233	244,754	167,305
Total volume of gallons distributed	342,838	331,625	663,082	623,405

Wholesale margin per gallon	$0.118	$0.092	$0.111	$0.083

(a) In addition, as of June 30, 2022 and 2021, respectively, CrossAmerica distributed motor fuel to 15 and 14 sub-wholesalers who distributed to additional sites.

(b) The decrease in the independent dealer site count was primarily attributable to loss of contracts, most of which were lower margin, partially offset by the increase in independent dealer sites as a result of the real estate rationalization effort and the resulting reclassification of the sites from a lessee dealer or commission site to an independent dealer site when CrossAmerica continues to supply the sites after divestiture.

(c) The decreases in the lessee dealer and commission agent site counts were primarily attributable to the real estate rationalization effort.

(d) The increase in the company operated site count was primarily attributable to the 106 company operated sites from the acquisition of assets from 7-Eleven, which occurred primarily during the third quarter 2021.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Gross profit:
Motor fuel	$9,329	$4,937	$19,825	$10,370
Merchandise	20,165	11,969	36,847	22,333
Rent	2,258	1,858	4,705	3,924
Other revenue	3,194	2,311	6,282	4,170
Total gross profit	34,946	21,075	67,659	40,797
Operating expenses	(31,526)	(20,122)	(63,563)	(39,551)
Operating income	$3,420	$953	$4,096	$1,246

Retail sites (end of period):
Commission agents (a)	199	202	199	202
Company operated retail sites(b)	253	152	253	152
Total system sites at the end of the period	452	354	452	354

Total system operating statistics:
Average retail fuel sites during the period	454	353	454	355
Volume of gallons sold	128,815	89,806	244,855	168,041

Commission agents statistics:
Average retail fuel sites during the period	200	203	200	204

Company operated retail site statistics:
Average retail fuel sites during the period	254	150	254	151
Same store fuel volume (c)	45,078	44,340	83,721	80,578
Same store merchandise sales (c)	$40,744	$42,017	$74,571	$76,877
Same store merchandise sales excluding cigarettes (c)	$28,187	$27,952	$50,622	$50,295
Merchandise gross profit percentage	27.3%	26.5%	27.0%	26.9%

(a) The decrease in the commission site count was primarily attributable to the real estate rationalization effort.

(b) The increase in the company operated site count was primarily attributable to the 106 company operated sites from the acquisition of assets from 7-Eleven.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales includes store and cigarette sales and excludes branded food sales and other revenues such as lottery commissions and car wash sales.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (a)	$13,966	$4,789	$19,013	$822
Interest expense	7,321	3,870	13,982	7,367
Income tax benefit	(113)	(293)	(1,972)	(599)
Depreciation, amortization and accretion expense	19,919	19,583	40,194	37,614
EBITDA	41,093	27,949	71,217	45,204
Equity-based employee and director compensation expense	222	386	954	754
(Gain) loss on dispositions and lease terminations, net	58	(597)	302	51
Acquisition-related costs (b)	10	1,967	878	4,361
Adjusted EBITDA	41,383	29,705	73,351	50,370
Cash interest expense	(6,631)	(3,610)	(12,612)	(6,846)
Sustaining capital expenditures (c)	(1,663)	(1,040)	(3,217)	(2,432)
Current income tax expense	(678)	(50)	(863)	(334)
Distributable Cash Flow	$32,411	$25,005	$56,659	$40,758
Distributions paid	19,904	19,884	39,800	39,765
Distribution Coverage Ratio (d)	1.63x	1.26x	1.42x	1.02x

(a) Beginning in the second quarter of 2022, CrossAmerica reconciled Adjusted EBITDA to Net Income rather than to Net income available to limited partners. The difference between Net income and Net income available to limited partners is that, beginning in the second quarter of 2022, the accretion of preferred membership interests issued in late March 2022 is a deduction from Net income in computing Net income available to limited partners. Because Adjusted EBITDA is used to assess our financial performance, without regard to capital structure, CrossAmerica believes Adjusted EBITDA should be reconciled with Net Income, so that the calculation isn’t impacted by the accretion of preferred membership interests. This approach is comparable to the reconciliation of Adjusted EBIDTA to Net income available to limited partners in past periods, as the Partnership has not recorded accretion of preferred membership interests in past periods.

(b) Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) In 2022, CrossAmerica updated its calculation of its Distribution Coverage Ratio to divide Distributable Cash Flow by distributions paid, whereas in prior periods, the Distribution Coverage Ratio was calculated as Distributable Cash Flow divided by the weighted-average diluted common units and then divided that result by distributions paid per limited partner unit.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,750 locations and owns or leases approximately 1,150 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.